                                                                    EXHIBIT 23.1










                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Southern Financial Bancorp, Inc:

We consent to the use of our report dated January 25, 2001, with respect to the consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the Prospectus. Our report refers to our reliance on another auditors' report with respect to amounts related to The Horizon Bank of Virginia for 1998 included in the aforementioned consolidated financial statements.


/s/ KPMG LLP

Richmond, Virginia
September 10, 2001